Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-156541) on Form S-8 of S&T Bancorp, Inc. of our report dated June 26, 2026, with respect to the statements of net assets available for benefits of the Thrift Plan for Employees of S&T Bank as of December 31, 2025 and 2024, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of December 31, 2025, which report appears in the December 31, 2025 annual report on Form 11-K of the Thrift Plan for Employees of S&T Bank.

/s/ Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
June 26, 2026